Exhibit 1.2
KRAFT FOODS INC.
(the “Company”)
Debt Securities
TERMS AGREEMENT
August 8, 2007
To: The Representatives of the Underwriters identified herein
Dear Sirs:
     The undersigned agrees to sell to the several Underwriters named in Schedule A hereto for their respective accounts, on and subject to the terms and conditions of the Amended and Restated Underwriting Agreement dated August 8, 2007, which is incorporated by reference in the Company’s registration statement on Form S-3 (No. 333-113620), relating to debt securities (the “Underwriting Agreement”), the following securities (the “Offered Securities”) on the following terms (unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined):
OFFERED SECURITIES
Title:
5.625% Notes due 2010 (the “2010 Notes”).
6.000% Notes due 2013 (the “2013 Notes”).
6.500% Notes due 2017 (the “2017 Notes”).
7.000% Notes due 2037 (the “2037 Notes”).
Floating Rate Notes due 2010 (the “Floating Rate Notes” and collectively with the 2010 Notes, the 2013 Notes, the 2017 Notes and the 2037 Notes, the “Notes”).
Aggregate Principal Amount:
In the case of the 2010 Notes, $250,000,000.
In the case of the 2013 Notes, $750,000,000.

     In the case of the 2017 Notes, $1,500,000,000.
     In the case of the 2037 Notes, $750,000,000.
     In the case of the Floating Rate Notes, $250,000,000.
Interest:
In the case of the 2010 Notes, 5.625% per annum, from August 13, 2007, payable semiannually in arrears on February 11 and August 11, commencing February 11, 2008, to holders of record on the preceding January 27 or July 27, as the case may be.
In the case of the 2013 Notes, 6.000% per annum, from August 13, 2007, payable semiannually in arrears on February 11 and August 11, commencing February 11, 2008, to holders of record on the preceding January 27 or July 27, as the case may be.
In the case of the 2017 Notes, 6.500% per annum, from August 13, 2007, payable semiannually in arrears on February 11 and August 11, commencing February 11, 2008, to holders of record on the preceding January 27 or July 27, as the case may be.
In the case of the 2037 Notes, 7.000% per annum, from August 13, 2007, payable semiannually in arrears on February 11 and August 11, commencing February 11, 2008, to holders of record on the preceding January 27 or July 27, as the case may be.
Interest on the 2010 Notes, the 2013 Notes, the 2017 Notes and the 2037 Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.
Interest on the Floating Rate Notes is payable quarterly on February 11, May 11, August 11 and November 11 of each year, commencing on November 13, 2007. The Floating Rate Notes will bear at a rate per annum of LIBOR (as determined in the Company’s Prospectus Supplement relating to the Notes dated August 8, 2007 (the “Prospectus Supplement”)) plus 50 basis points and will be reset quarterly on February 11, May 11, August 11 and November 11.
Interest on the Floating Rate Notes will be computed and paid on the basis of a 360-day year and the actual number of days in each interest payment period.
Maturity:
In the case of the 2010 Notes, August 11, 2010.
In the case of the 2013 Notes, February 11, 2013.
In the case of the 2017 Notes, August 11, 2017.

In the case of the 2037 Notes, August 11, 2037.
In the case of the Floating Rate Notes, August 11, 2010.
Currency of Denomination:
United States Dollars ($).
Currency of Payment:
United States Dollars ($).
Indenture:
The Notes will be issued under the Indenture dated as of October 17, 2001 between the Company and The Bank of New York (as successor trustee to The Chase Manhattan Bank), as trustee.
Form and Denomination:
Book-entry form only represented by one or more global securities deposited with The Depository Trust Company, including its participants Clearstream or Euroclear, or their respective designated custodian, in denominations of $2,000 and $1,000 integral multiples thereof.
Change of Control:
Upon the occurrence of both (i) a change of control of the Company and (ii) a downgrade of the Notes below an investment grade rating by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings within a specified period, the Company will be required to make an offer to purchase the Notes of each series at a price equal to 101% of the aggregate principal amount of such series, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the Prospectus Supplement under the caption “Description of Notes—Change of Control”.
Redemption for Tax Reasons:
The Company may redeem all, but not part, of the Notes of each series upon the occurrence of specified tax events described under the caption “Description of Notes— Redemption for Tax Reasons” in the Prospectus Supplement.
Conversion Provisions:
None.

Sinking Fund:
None.
Listing:
None.
Delayed Delivery Contracts:
None.
Payment of Additional Amounts:
In addition, the Company shall pay Additional Amounts to holders as and to the extent set forth under the caption “Description of Notes—Payment of Additional Amounts” in the Prospectus Supplement.
Purchase Price:
In the case of the 2010 Notes, 99.530% of the principal amount of the 2010 Notes, plus accrued interest, if any, from August 13, 2007.
In the case of the 2013 Notes, 99.351% of the principal amount of the 2013 Notes, plus accrued interest, if any, from August 13, 2007.
In the case of the 2017 Notes, 98.964% of the principal amount of the 2017 Notes, plus accrued interest, if any, from August 13, 2007.
In the case of the 2037 Notes, 97.915% of the principal amount of the 2037 Notes, plus accrued interest, if any, from August 13, 2007.
In the case of the Floating Rate Notes, 99.750% of the principal amount of the Floating Rate Notes, plus accrued interest, if any, from August 13, 2007.
Expected Reoffering Price:
In the case of the 2010 Notes, 99.780% of the principal amount of the 2010 Notes plus accrued interest, if any, from August 13, 2007.
In the case of the 2013 Notes, 99.701% of the principal amount of the 2013 Notes plus accrued interest, if any, from August 13, 2007.
In the case of the 2017 Notes, 99.414% of the principal amount of the 2017 Notes plus accrued interest, if any, from August 13, 2007.

In the case of the 2037 Notes, 98.790% of the principal amount of the 2037 Notes plus accrued interest, if any, from August 13, 2007.
In the case of the Floating Rate Notes, 100% of the principal amount of the Floating Rate Notes.
Additional Agreements of the Company:
Not applicable.
OTHER MATTERS
Closing:
9:00 A.M., local time, on August 13, 2007, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 in Federal (same day) funds.
Settlement and Trading:
Book-Entry Only via DTC, Clearstream or Euroclear.

Names and Addresses of the Representatives:
Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
Deutsche Bank Securities Inc.
60 Wall Street
New York, New York 10005
Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
J.P. Morgan Securities Inc.
270 Park Avenue
New York, New York 10017
          The respective principal amounts of the Offered Securities to be severally purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.
          The provisions of the Underwriting Agreement are incorporated herein by reference, except that, notwithstanding anything in
Section 4(h) of the Underwriting Agreement to the contrary, the Underwriters shall pay all expenses (including reasonable fees and disbursements of counsel) incurred in connection with qualification of the Offered Securities for sale and any determination of their eligibility for investment under the laws of such jurisdictions as the Representatives reasonably designate.
          The Offered Securities will be made available for checking at the office of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, at least 24 hours prior to the Closing Date.
          For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by the Underwriters for use in the Prospectus consists of the following information in the Prospectus: the concession and reallowance figures appearing in the third paragraph under the caption “Underwriting” in the prospectus supplement and the information contained in the fifth and sixth paragraphs under the caption “Underwriting” in the prospectus supplement.

          If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

KRAFT FOODS INC.

By /s/ John Pecora

Name: John Pecora
Title: Senior Vice President, Treasurer
[Terms Agreement signature page]

The foregoing Terms Agreement is hereby
confirmed and accepted as of the date first above
written.

CITIGROUP GLOBAL MARKETS INC.

By	/s/ Brian Bednarski

Name:	Brian Bednarski
Title:	Director

DEUTSCHE BANK SECURITIES INC.

By	/s/ Nigel W. H. Cree

Name:	Nigel W. H. Cree
Title:	Managing Director/Debt Syndicate Deutsche Bank Securities Inc.

By	/s/ Jared Birnbaum

Name:	Jared Birnbaum
Title:	Director

GOLDMAN, SACHS & CO.

By	/s/ Goldman Sachs

(Goldman, Sachs & Co.)

J.P. MORGAN SECURITIES INC.

By	/s/ Stephen L. Sheiner

Name:	Stephen L. Sheiner
Title:	Vice President
Acting on behalf of themselves and as the
Representatives of the several Underwriters.

SCHEDULE A

	$250,000,000	$750,000,000	$1,500,000,000	$750,000,000	$250,000,000
	Principal	Principal	Principal	Principal	Principal
	Amount of	Amount of	Amount of	Amount of	Amount of
	5.625% Notes	6.000% Notes	6.500% Notes	7.000% Notes	Floating Rate
Underwriter	due 2010	due 2013	due 2017	due 2037	Notes
Citigroup Global Markets Inc.	$42,500,000	$127,500,000	$255,000,000	$127,500,000	$42,500,000
Deutsche Bank Securities Inc.	$42,500,000	$127,500,000	$255,000,000	$127,500,000	$42,500,000
Goldman, Sachs & Co.	$42,500,000	$127,500,000	$255,000,000	$127,500,000	$42,500,000
J.P. Morgan Securities Inc.	$42,500,000	$127,500,000	$255,000,000	$127,500,000	$42,500,000
ABN AMRO Incorporated	$12,500,000	$37,500,000	$75,000,000	$37,500,000	$12,500,000
BNP Paribas Securities Corp.	$12,500,000	$37,500,000	$75,000,000	$37,500,000	$12,500,000
Dresdner Kleinwort Securities LLC	$12,500,000	$37,500,000	$75,000,000	$37,500,000	$12,500,000
Lehman Brothers Inc.	$12,500,000	$37,500,000	$75,000,000	$37,500,000	$12,500,000
Santander Investment Securities Inc.	$12,500,000	$37,500,000	$75,000,000	$37,500,000	$12,500,000
Wachovia Capital Markets, LLC	$12,500,000	$37,500,000	$75,000,000	$37,500,000	$12,500,000
Loop Capital Markets, LLC	$1,666,667	$5,000,000	$10,000,000	$5,000,000	$1,666,667
Samuel A. Ramirez & Company, Inc.	$1,666,667	$5,000,000	$10,000,000	$5,000,000	$1,666,667
The Williams Capital Group, L.P.	$1,666,666	$5,000,000	$10,000,000	$5,000,000	$1,666,666
Total	$250,000,000	$750,000,000	$1,500,000,000	$750,000,000	$250,000,000